THIRD AMENDED AND RESTATED

                       IMPLEMENTATION PROCEDURES FOR

                            CRUDE OIL LIFTINGS

                        THIRD AMENDED AND RESTATED
                       IMPLEMENTATION PROCEDURES FOR
                            CRUDE OIL LIFTINGS
                             TABLE OF CONTENTS

               ARTICLE                                 PAGE
I.   DEFINITIONS                                        2
II.  EFFECTIVE DATE                                     8
III. GENERAL PROVISIONS                                 8
IV.  ANNUAL NOMINATION                                 10
V.   NOTIFICATION OF ESTIMATED ENTITLEMENT             12
VI.  VESSEL NOMINATION AND SCHEDULING                  14
VII. LAYTIME AND DEMURRAGE                             22
VIII.                                  EMERGENCY DISPOSAL     23
IX.  YEAR END SETTLEMENTS                              25
X.   TAX RULING AND INTERIM PROCEDURES                 30
XI.  CONFLICTS AND ORDER OF PRECEDENCE                 30
XII. NOTICES                                           31
XIII.SUCCESSORS AND ASSIGNS                            33
XIV. GOVERNING LAW                                     33
XV.  CAPTIONS                                          33
XVI. ENTIRE AGREEMENT                                  33
XVII.AMENDMENTS                                        34
XVIII.WAIVER                                           34

                        THIRD AMENDED AND RESTATED
                       IMPLEMENTATION PROCEDURES FOR
                            CRUDE OIL LIFTINGS



     THESE THIRD AMENDED AND RESTATED IMPLEMENTATION PROCEDURES are entered into by and among VIRGINIA INDONESIA COMPANY, LASMO SANGA SANGA LIMITED, OPICOIL HOUSTON, INC., UNION TEXAS EAST KALIMANTAN LIMITED, UNIVERSE GAS & OIL COMPANY, INC. AND VIRGINIA INTERNATIONAL COMPANY.

                           W I T N E S S E T H :

     WHEREAS, pursuant to the Second Amended and Restated
Implementation Procedures, Contractors (or their predecessors in interest) established procedures pursuant to which each Contractor lifts its crude oil entitlement under the Production
Sharing Contract dated August 8, 1968 (as heretofore and hereafter amended, amended and restated or extended); and

     WHEREAS, Contractors wish to amend and restate the Second
Amended and Restated Implementation Procedures to provide for certain revisions thereto.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, Contractors hereby agree as follows:

ARTICLE I - DEFINITIONS

In this Agreement, the following terms shall have the meanings set forth below:

       "Agreement" shall mean the Third Amended and Restated
       Implementation Procedures for Crude Oil Liftings.

       "Annual Crude Oil Gross Receipts" attributable to a Party shall mean the sum of the gross receipts determined for each Month of a Year by multiplying the number of Barrels a Party Lifted in a Month by the applicable Crude Oil Price for such Month, plus or minus any payments made to or by such Party pursuant to Section 9.2 hereof.

       "Available Production" shall mean all Crude Oil produced and saved from the Contract Area in accordance with good oil field practice and available for delivery as of any given time at the Point of Lifting.

       "Barrel", "Crude Oil", "Operating Costs", "Petroleum",
       "Petroleum Operations", "Contract Area", "Year" and such other words not specifically defined herein shall have the meanings set forth in the PSC.

       "Contractors" shall mean VICO, LASMO Sanga Sanga Limited,
       OPICOIL Houston, Inc., Union Texas East Kalimantan
       Limited, Universe Gas and Oil Company, Inc. and Virginia
       International Company, collectively. "Contractor" shall refer to any one of the Contractors.

       "Contractors' Share of Available Production" shall mean all Available Production, less any portion thereof attributable to the interests of Total/Inpex (whose Crude Oil is transported by VICO via its Badak Field facilities to the Santan Terminal) and any portion thereof nominated to be Lifted during the period under consideration as Pertamina Share Oil, Cost Oil or Domestic Market Obligation, as adjusted from time to time pursuant to
       Section 5.2 hereof.

       "Contractors' Share Oil" shall mean the quantity of Crude
       Oil to which Contractors are entitled under Section 6.1.3 of the PSC.

       "Cost Oil" shall mean the quantity of oil which is for recovery of Operating Costs under Section 6.1.2 of the PSC and the quantity of oil to which Contractors are entitled under Section 6.1.7 of the PSC.

       "Crude Oil Offtake Coordinator" shall have the meaning attributed to it in Section 3.4 hereof.

       "Crude Oil Price" shall mean the net realized price of Crude Oil in effect for a particular period as provided in
       Section 7.1.1(a) of the PSC used to determine the weighted average price of Crude Oil for a Year for purposes of calculating cost recovery pursuant to Section 6.1 of the PSC.

       "Domestic Market Obligation" shall mean the quantity of Available Production which Contractors are obligated to furnish to fulfill the obligation towards the supply of the domestic market in Indonesia under Section 5.1.2 (p) of the PSC.

       "Effective Date" shall mean the date specified in Article
II hereof.

       "Emergency Lifting Quantity" shall have the meaning attributed to it in Section 8.2 hereof.

       "Final Settlement" shall have the meaning attributed to it in Section 9.2 hereof.

       "4th Quarter Report" shall have the meaning attributed to it in Section 9.2 hereof.

       "Lift", "Lifted" and "Lifting" all refer to the act of taking Crude Oil at the Point of Lifting.

       "LNG" shall mean liquefied Natural Gas.

       "Month" shall mean a calendar month.

       "Offtake Procedure" shall mean the Crude Oil Offtake Procedure, Santan Terminal dated October 23, 1974, by and among VICO, on behalf of the Parties (or their respective predecessors in interest), Unocal Indonesia, Ltd., Indonesia Petroleum, Ltd. and Pertamina, as hereafter amended.

       "Operating Agreement" shall mean the Operating Agreement for the Contract Area by and among the Contractors (or their respective predecessors in interest) effective August 8, 1968, as heretofore and hereafter amended.

       "Overlift(s)" shall mean, as of any given date, the cumulative amount, expressed in Barrels and measured from the Effective Date (or calculated for some other specified period), by which the quantity of Crude Oil a Party has Lifted exceeds that Party's Working Interest Share of Contractors' Share of Available Production theretofore actually Lifted.

       "Parties" shall mean the Contractors collectively.
       "Party" shall mean any one of the Parties.

       "Party's Availability" shall mean a Party's Working
       Interest Share of Contractors' Share of Available
       Production, as adjusted upward or downward, respectively, by such Party's then current Underlift or Overlift.

       "Pertamina" shall mean PERUSAHAAN  PERTAMBANGAN  MINYAK
       DAN GAS BUMI NEGARA, the Indonesian State Enterprise established on the basis of Law No. 8/1971.

       "Pertamina Share Oil" shall mean the quantity of Crude Oil to which Pertamina is entitled under Section 6.1.3 of the PSC.

       "Point of Lifting" shall mean the flange between the Santan Terminal's delivery hose and cargo intake of a vessel at Santan Terminal.

       "PSC" shall mean the Amended and Restated Production Sharing Contract dated April 23, 1990, but effective August 8, 1968, and the Production Sharing Contract dated April 23, 1990, but effective August 8, 1998, both between Pertamina and the Contractors (or their predecessors in interest), as such contracts may be subsequently amended, amended and restated or extended.

       "Quarter" shall mean a quarter of a Year beginning on the first day of January, April, July or October.

       "Santan Operating Agreement" shall mean the Santan
       Terminal Facilities Joint Operating Agreement dated
       October 22, 1974, by and among Unocal Indonesia, Ltd., as
       Terminal Operator, Indonesia Petroleum, Ltd. and VICO, as hereafter amended.

       "Santan Terminal" shall mean those facilities described in
       Section 1.1 of the Santan Operating Agreement.

       "Second Amended and Restated Implementation Procedures" shall mean the Second Amended and Restated Implementation Procedures for Crude Oil Liftings, effective as of January 1, 1991, among the Contractors (or their predecessors in interest).

       "Settlement Year" shall mean each Year for which a settlement is made pursuant to Article IX hereof.

       "Terminal Operator" shall mean the party designated under the provisions of Section 3 of the Santan Operating
       Agreement to act as Operator thereunder.

       "Total/Inpex" shall mean Total Indonesie and Indonesia
       Petroleum, Ltd.

       "Underlift(s)" shall mean, as of any given date, the cumulative amount, expressed in Barrels and measured from the Effective Date (or calculated for some other specified period), by which a Party's Working Interest Share of Contractors' Share of Available Production theretofore actually Lifted exceeds the quantity of Crude Oil which such Party has Lifted.

       "VICO" shall mean Virginia Indonesia Company.

       "Working Interest Share" of a Party shall mean the Percentage of Interest of such Party as defined in the Operating Agreement.

ARTICLE II - EFFECTIVE DATE

Effective July 1, 1993 (the "Effective Date"), this Agreement shall supersede and replace, in their entirety, the Second Amended and Restated Implementation Procedures. This Agreement shall be deemed valid and binding on the Parties from the date of its execution and delivery, although its terms regarding the nomination of Crude Oil to be Lifted, the actual Lifting of Crude Oil, and Year-end settlements shall not be implemented prior to the Effective Date. Nonetheless, the Parties shall take all appropriate action, including in particular the giving of certain of the notices specified in Articles IV, V and VI, which may be reasonably required to implement this Agreement as of the Effective Date.

ARTICLE III - GENERAL PROVISIONS

3.1 Each Party shall have the right and obligation to take in kind and separately dispose of its Working Interest Share of Contractors' Share of Available Production.

3.2 Any Party shall have the right to nominate and Lift in any Month any portion of Contractors' Share of Available
       Production not nominated for Lifting by any other Party as of the tenth (10th) day of the preceding Month .

3.3 VICO is hereby appointed and authorized by the Parties to schedule and control all Crude Oil Liftings in conjunction with the Terminal Operator and to act on behalf of the Parties when dealing with Pertamina pursuant to the terms and conditions of the Offtake Procedure.

3.4 VICO shall appoint a representative to be designated as the Crude Oil Offtake Coordinator who shall coordinate the Liftings of Available Production between the Parties and at the same time endeavor to ensure that all Liftings are scheduled such that (i) the production of Natural Gas from the Contract Area and subsequent transformation thereof into LNG is not interrupted or otherwise adversely affected and (ii) planned Crude Oil production can at all times be contained within the limits of available storage.

3.5 Each Party shall consult with and seek advice and assistance from the Crude Oil Offtake Coordinator on matters relating to scheduling of Crude Oil Liftings and shipments.

3.6 Title to and risk of loss of all Crude Oil shall pass to the Lifting Party at the Point of Lifting.

3.7 All deliveries of Available Production shall be made at the Santan Terminal to a vessel nominated pursuant to the terms of this Agreement.

3.8 All Lifting Contractors shall comply with the applicable Santan Port Rules which have been properly adopted pursuant to Sections 4.4 and 4.5 of the Santan Operating Agreement and attached thereto as Exhibit "E" in order to ensure the safe operation of the Santan Terminal and its harbor. VICO shall provide copies of the Santan Port Rules to the Parties upon request and shall advise of any proposed and actual changes with respect thereto.

3.9 All consular, agency, towage, pilotage, customs, quarantine, tonnage and port fees, taxes, charges and expenses assessed against or with respect to a vessel shall be paid by the owner of the vessel or by the party chartering the vessel.

3.10 Except as otherwise provided in this Agreement, each Party shall be responsible for all taxes and other payments arising with respect to all Crude Oil Lifted by such Party.

ARTICLE IV - ANNUAL NOMINATION

4.1 On or before October 15th of each Year (Y), VICO shall notify all Parties of the quantity of estimated Available Production which can be produced and made available for disposal during each Month of the next ensuing Year (Y+1). Such notice shall also include VICO's estimate of Crude Oil Price, Cost Oil, Pertamina Share Oil and Domestic Market Obligation for the next ensuing Year (Y+1).

4.2 On or before November 1st of each Year (Y), VICO shall notify the Parties of the estimated volume of Available
       Production allocated to each Party for Lifting during each Quarter of the following Year (Y+1).

4.3 Upon notification, if any, by Terminal Operator of the receipt from Pertamina of the notice issued pursuant to
       Section 4(c) of the Offtake Procedure, VICO shall send to each Party a notice detailing the following:

       a.   VICO's estimate of the volumes of Available
            Production for each Month of the following Year
            (Y+1);

       b. Pertamina's estimate, if available, of the volumes of the Domestic Market Obligation and Pertamina Share
            Oil which Pertamina requires during each Quarter of the following Year (Y+1); and

        c.  VICO's estimate of Contractors' Share of Available
            Production for each Quarter of the Year (Y+1).

4.4 VICO shall immediately notify the Parties of the receipt from Pertamina of any notice of its decision to market the Parties' Cost Oil Entitlement under Section 7.1.1(d) of the PSC. Within twenty (20) days of receipt of VICO's notice of Pertamina's decision, each Party shall notify VICO if it elects to match the sales price designated by Pertamina for such Cost Oil and the volume of Cost Oil it plans to Lift. All annual nominations of the Parties shall be subject to revision in the event Pertamina should exercise its right to and does, in fact, market the Parties' Cost Oil Entitlement pursuant to Section 7.1.1(d) of the PSC.

  4.5 VICO shall issue each Month a revised estimate of Contractors' Share of Available Production for the current Year (Y) by Quarters reflecting changes, if any, in the estimated Available Production, the applicable Crude Oil Price or in any other factor used by a Contractor to calculate the volume of Cost Oil.

ARTICLE V - NOTIFICATION OF ESTIMATED ENTITLEMENT

5.1 On or before the first (1st) day of each Month (M), VICO shall send to each Party a notice setting out the following:

       a. Estimated Overlift or Underlift position of each Party and estimated overlift or underlift position of Pertamina at the end of the preceding Month (M-1);

       b. Available Production estimated to be in inventory at the Santan Terminal attributable to the Parties, Pertamina and Total/Inpex at the end of the preceding
            Month (M-1);

       c.   The estimated quantity of additions to Available
            Production  during the Month (M), the following Month
            (M+1) and a provisional forecast for the succeeding two (2) Months (M+2 and M+3);

       d. Pertamina's and each Party's Liftings for the Year to date and cargo nominations for the Month (M); and

       e. Each Party's Availability for the following Month (M+1) and the quantity of Available Production which is available for Lifting by Pertamina and Total/Inpex during such Month (M+1). For purposes of calculating a Party's Availability for the following Month (M+1) under this subsection, a Party shall be deemed to have Lifted the quantity of Available Production equal to its accepted nomination, if any, for the Month (M).

5.2 In the event VICO determines that there is a significant increase or decrease in the Cost Oil being attributed to the Contractors, VICO may choose to allocate such increased or decreased volumes to the Contractors in varying increments over any given period of Months (thereby increasing or reducing Contractors' Share of Available Production for such Months) in order to avoid any problems associated with a significant one-time alteration in the amount of Crude Oil available for Lifting by the Contractors or Pertamina.

ARTICLE VI - VESSEL NOMINATION AND SCHEDULING

6.1 Subject to the following qualification, the principle governing Crude Oil Liftings shall be that, to the extent practicable, all Crude Oil Lifted by the Parties shall be taken evenly throughout each Year, and that a reasonable balance shall be maintained between each Party's Working Interest Share of Contractors' Share of Available Production and the quantity of Crude Oil Lifted by such Party throughout each Year. The Parties recognize that of primary importance in the operation of the Contract Area as well as the Santan Terminal is the uninterrupted production of Natural Gas and its subsequent transformation into LNG at the Bontang liquefaction facilities in order to meet contractual obligations and market demands therefor.

6.2 The Lifting of Crude Oil by the Parties shall be scheduled by VICO in conjunction with the Terminal Operator which is the party ultimately responsible pursuant to the terms of the Santan Operating Agreement for coordinating the shipping program at the Santan Terminal. The actual Lifting of Crude Oil at the Santan Terminal shall be governed by the provisions of the Santan Operating Agreement (including the Offtake Procedure) and, as between the Parties , the terms and conditions set forth herein, to the extent they do not conflict with the Santan Operating Agreement.

6.3 Not later than the fifth (5th) day of each Month (M), each Party shall advise VICO of its requested nomination(s) for the forthcoming Month (M+1) and its provisional nominations for the following two (2) Months (M+2 and M+3). With respect to Month (M+1), such nomination(s) shall include the following:

       a. The name of each vessel nominated to be loaded at Santan Terminal (the designation "TBN" being acceptable);

       b. The quantity to be delivered to each vessel, such quantity not to exceed or be lower than, respectively, the applicable maximum or minimum established for an individual Lifting by Terminal
            Operator; and

       c. The date range for each vessel, which range shall be two (2) days before and two (2) days after the expected arrival date.

6.4 If, in the opinion of VICO, cargo nominations received from the Parties exceed the estimated Contractors' Share of Available Production for any Month (M+1), then VICO shall endeavor to bring such amounts into balance by consultation between the Parties. Should such endeavor be unsuccessful, then each nominating Party shall be allocated an amount equal to such Party's Availability or
       the amount of its nomination, whichever is less.   For
       purposes of this Section 6.4, a Party's Availability shall be deemed to be zero (0) if it is otherwise determined to be a negative number. If the aggregate of the amounts so allocated exceeds the estimated Contractors' Share of Available Production for Month (M+1), then such available amount shall be allocated based on the lesser of the following:

       a.   A Party's nomination; or

       b. An amount determined for each nominating Party by multiplying the Contractors' Share of Available Production for Month (M+1) by a fraction having a numerator equal to such Party's Availability for Month (M+1) and a denominator equal to the sum of all nominating Parties' Availabilities for such Month.

6.5 Any balance of Crude Oil available for Lifting following the procedure set out in Section 6.4 hereof shall be allocated to the nominating Parties in the following order of priority:

       a. First, to a Party with a positive Party's Availability for Month (M+1) in an amount not exceeding such Party's nomination (or the balance thereof, as the case may be), and if there is more than one such Party, priority shall be established in sequence commencing first with the nomination submitted by the Party with the greatest Party's Availability for such Month; and

       b. Second, to a Party with a negative Party's Availability for Month (M+1) in an amount not exceeding such Party's nomination (or the balance thereof, as the case may be), and if there is more than one such Party, first priority shall be established in sequence commencing with the nomination submitted by the Party with the smallest negative Party's Availability for such Month.

       Should two or more Parties have Availabilities of identical size, whether positive or negative, the highest ranking shall be given to the Party whose last Lifting (including, for this purpose, scheduled Liftings for the remainder of the Month) prior to the end of the Month (M) was earliest in time.

6.6 A Party whose Lifting has been reduced in accordance with Sections 6.4 and 6.5 hereof shall have the right to withdraw its nomination by notice given promptly to VICO. In the event of such withdrawal, VICO shall reapply the priorities according to Sections 6.4 and 6.5 hereof to all other nominations. With respect to any Month (M+1), all the adjustments, if any, which are to be made pursuant to Sections 6.4 and 6.5 hereof and to this Section 6.6 to the Parties' nominations shall be taken into account before it is determined whether any conflict exists as described in Section 6.7 hereof.

6.7 If VICO receives two or more nominations, as adjusted pursuant to Sections 6.4, 6.5 and 6.6, which in terms of loading date conflict (which shall include being insufficiently separated in time to allow for the accumulation at Santan Terminal of Available Production necessary to supply in full the accepted nominations of the Parties during the period under consideration), VICO shall endeavor to resolve such conflict (by means of one or more loading date alterations or loading quantity reductions, or both) by consultation between the Parties. Should such endeavor be unsuccessful, then the nomination having the highest ranking (as determined in accordance with Section 6.5 hereof) shall be accepted and the nomination(s) conflicting with it rejected. Any Party whose nomination is so rejected shall promptly be notified accordingly by VICO and shall have the right to submit, within two (2) working days of such notice, a further nomination for a date range in Month (M+1) other than (but which may overlap with) the date range for which it originally nominated and for a quantity of Crude Oil not greater than the quantity accepted by VICO in respect of the original nomination. The foregoing provisions of this
       Section 6.7 shall be applied to any conflict between such further nomination and any other nomination with respect to Month (M+1). Notwithstanding the above, should the terms and provisions of the Offtake Procedure, including
       Exhibit 1 attached thereto, conflict with the scheduling priorities as determined above, the provisions of the Offtake Procedure shall control.

6.8 With respect to Month (M+1), if insufficient nominations are received from the Parties to enable, in VICO's reasonable opinion, a shipping program for that Month to be compiled which will keep available Crude Oil stocks within available storage capacity of the Santan Terminal, then VICO shall endeavor through consultation with the Parties to achieve a sufficient increase in such nominations. If such endeavor is unsuccessful, VICO shall determine the minimum acceptable level of production and, should the aforesaid nominations be insufficient to permit that level of production to be maintained, one or more of the Parties with a positive Party's Availability shall be deemed to have nominated a quantity (or an additional quantity) of Crude Oil, beginning with the Party with the largest positive Party's Availability and followed successively, as necessary, by the Party(ies) with the next largest positive Party's Availability, equal to the lesser of (i) the difference between the Party's Availability of such Party and its nomination submitted for the Month (M+1), or (ii) the remaining Barrels required to be Lifted to maintain the acceptable level of production. No Party shall be required to nominate a volume of Crude Oil pursuant to this provision which, when combined with any existing nomination of such Party, would be less than any minimum lift requirement imposed by Terminal Operator.

6.9    Parties may nominate for less than full cargoes of Crude
       Oil, and the nominations of more than one Party may be Lifted and loaded onto the same vessel.

6.10 Within one (1) day of receipt by VICO of the shipping program from Terminal Operator pursuant to Section 1.4 of
       Exhibit 1 to the Offtake Procedure [but no later than the 18th day of each Month (or, in the case of February, the 16th day of such Month), assuming the proper and timely notice is given by Terminal Operator], VICO shall notify each Party of the accepted shipping program for the Month (M+1) and provisional programs for the following two (2) Months (M+2 and M+3) together with an expected loading date for the Month (M+1) within the five (5) day date range notified under Section 6.3 hereof (or applicable under Section 6.7 or 6.8 hereof).

6.11 At least twelve (12) days prior to the expected loading date(s) referred to in Section 6.10, each Contractor
       Lifting in Month (M+1) shall:

       a. Establish with VICO a firmly scheduled three (3) day date range(s) of arrival at the Santan Terminal (within the date range(s) specified in Section 6.3.c hereof) for the Lifting(s) during Month (M+1) of nominations which are acceptable to the Lifting Contractor and VICO; and

       b. Submit to VICO the following information for each such Lifting in order that such information can be conveyed to Terminal Operator:
            i. Designation of the tanker, including both its name and size (the designation "TBN" being acceptable only if it is acceptable to Terminal Operator);
            ii. Date range of the Lifting(s) (as established pursuant to a. above);
            iii. Quantity of Crude Oil to be loaded on each
                 tanker;
            iv. Designation of the Consignor and Consignee along with the required number of documentation copies needed for each (the standard documentation passing from Jakarta to the Santan Terminal to include a Bill of Lading reading "Freight Payable as Arranged", Certificate of Quantity, Certificate of Quality, Certificate of Origin, Cargo Manifest, Ullage Report, Tanker Time and Loading Report, the Master's Receipt for Sample, the Master's Receipt for Shipping Documents, the Dry Certificate and the Notice of Readiness);
            v.   Destination of the tanker(s); and
            vi.  Name of the Lifting Party or Parties.

       The failure of a Lifting Party to provide the above-referenced information (with the exception of the name of the designated tanker) shall result in VICO having the right to invoke the emergency sale provisions of Article VIII hereof for the exclusive account of such Party, notwithstanding any provisions thereof to the
       contrary.   Except as otherwise provided below, such
       accepted program for the forthcoming Month (M+1) shall be considered final and binding.

6.12 If as a result of circumstances arising after the establishment of a firm shipping program for a Month (M+1) such program becomes infeasible, VICO may, in consultation with Terminal Operator and the Parties, make such equitable revisions to the scheduled Lifting(s) of one or more Parties as are necessary to restore the feasibility of the program, always subject to the consent of each Party whose Lifting is to be revised (which consent shall not be unreasonably withheld).

6.13 In order to ensure continuous production, VICO shall be further empowered to request alterations to the programs notified pursuant to Section 6.10 hereof.

6.14 Any Party may at any time request changes to its scheduled Lifting and VICO shall endeavor to implement such changes to the extent practicable under the terms of the Offtake Procedure, provided such changes do not jeopardize the scheduled Lifting of any other Party or cause a reduction of production.

6.15 All other matters concerning the actual Lifting of Crude Oil at Santan Terminal, whether or not specifically addressed in this Agreement, including, but not limited to, substitution of vessels, changes in Lifting date ranges, notification requirements and other harbor procedures, applicable safety regulations and Santan Terminal documentation requirements, shall be governed by the Santan Operating Agreement and the Offtake Procedure attached thereto (including the Tanker Nomination Procedure which is attached as Exhibit 1 thereto), all of which are incorporated herein by reference as though fully set forth herein. The actual Liftings shall be ultimately scheduled and implemented by Terminal Operator; therefore, any notices required to be given to Terminal Operator by a Lifting Party shall be first submitted to VICO within a reasonable time prior to the date such notice is due under the applicable terminal procedures to allow VICO to relay such notice to Terminal Operator as required. VICO shall use its best efforts to relay by the appropriate time any notice to Terminal Operator on behalf of a Party but shall in no way be held responsible for a failure to do so.

ARTICLE VII - LAYTIME AND DEMURRAGE

The provisions of Part II of Exhibit 1, Tanker Nomination
Procedure, to the Offtake Procedure concerning laytime and demurrage shall be specifically incorporated herein for all purposes, including, but not limited to, the calculation of laytime and amounts due for demurrage, if any.

ARTICLE VIII - EMERGENCY DISPOSAL

8.1 If the production of Crude Oil or Natural Gas from the Contract Area is in jeopardy because insufficient Crude Oil has been Lifted or scheduled for Lifting and if, in the opinion of VICO, an emergency has thereby arisen, then VICO may take such action as may be reasonably necessary, including arranging for the disposition of sufficient Crude Oil so as to maintain the production of Crude Oil and Natural Gas at an acceptable rate. Such Crude Oil shall be sold by VICO through an independent broker selected by VICO on an F.O.B. Santan Terminal basis. VICO shall use its best efforts to receive the current market price for such Crude Oil sold, but in no way warrants its ability or the ability of the broker to do so. The quantities allocated to the Parties as set forth below shall be sold by VICO for the separate accounts of the respective Parties concerned.

8.2    Except as otherwise provided in Section 6.11 and in this
       Section 8.2, the quantity of Crude Oil in each Lifting under this Article VIII (the "Emergency Lifting Quantity") shall be allocated to those Parties (if any) which are underlifted as of a time immediately prior to the Lifting in question. However, if a Party has been scheduled to make a Lift pursuant to an accepted shipping program during a Month in which VICO deems an emergency to exist hereunder but such Lift has not occurred or been completed, or if a Party's nomination for the Month in which an emergency Lift occurs had been rejected pursuant to Section 6.7 hereof and was not rescheduled for such Month despite the best efforts of such Party to do so, the Barrels such Party is scheduled to Lift, or the Barrels attributable to such Party's rejected nomination, shall be subtracted from the Underlift attributable to such Party, if any, when determining the existence or size of a Party's Underlift for purposes of this Section 8.2. In addition, notwithstanding the foregoing, if a Party is underlifted at the time of an emergency Lift but has a positive Party's Availability at the beginning of the month in which such Lift occurs which is less than the minimum Lift requirement imposed by Terminal Operator, the Barrels comprising such Party's Underlift shall not be considered for purposes of allocating to such Party an Emergency Lifting Quantity hereunder. The Emergency Lifting Quantity (or a portion thereof) shall first be allocated to the Party having the largest Underlift. The number of Barrels allocated to such Party shall equal the number of Barrels that, when subtracted from such Party's Underlift, reduces such Underlift to the extent that it equals the Underlift of the second most underlifted Party. Thereafter, any remaining Emergency Lifting Quantity shall be allocated to both such underlifted Parties equally, on a Barrel per Barrel basis, until their respective Underlifts, when reduced by the number of Barrels allocated hereunder, equal the size of the Underlift of the third most underlifted Party. This process shall continue in similar fashion until the entire Emergency Lifting Quantity has been allocated or until all Underlifts attributable to the Parties have been eliminated. If the combined Underlifts of the Parties pursuant to this Section 8.2 is less than the Emergency Lifting Quantity, the volume in excess of such combined Underlifts shall be allocated to each respective Party based on such Party's Working Interest Share. Those Barrels allocated to a Party hereunder comprising a portion of the Emergency Lifting Quantity shall be considered as having been Lifted by such Party under the terms of this Agreement.

8.3 The proceeds from the sale of the Emergency Lifting Quantity (after deduction of all related costs, including the fee charged by the above-mentioned broker) shall be distributed to the Parties in the proportion in which the Emergency Lifting Quantity was allocated to the Parties in
       Section 8.2 hereof.

8.4 VICO shall immediately advise each Party by means of facsimile transmission or telex whenever VICO decides to make a Lifting in accordance with this Article VIII. Upon confirmation of an emergency sale, VICO shall immediately advise each Party by means of facsimile transmission or telex of the terms of the sale, including the price, credit terms and the volume sold.

ARTICLE IX - YEAR END SETTLEMENTS

9.1    If a payment is required by the Parties or Pertamina under
       Section 13 of the Offtake Procedure, each Party shall contribute to or share in such payment based on its actual Liftings during the Year (Y) as set forth in Section 9.2 hereof.

9.2 Within sixty (60) days after the end of each Year (Y), VICO shall send each Party a notice setting forth the respective underlift or overlift position of the Parties and Pertamina, as documented in that certain report filed by VICO each year with Pertamina/BPPKA, entitled "Fourth Quarter Financial Status Report for East Kalimantan Area" (the "4th Quarter Report"). For purposes of this Article IX, any payment owed by either the Parties or Pertamina for a Year (Y) based on the applicable underlift or overlift position described in the 4th Quarter Report shall be referred to as the "Final Settlement" for such Year (Y). If, according to that notice, either Pertamina or the Parties are deemed to be a Net Overlifter or Net Underlifter (as such terms are defined under the Offtake Procedure) and, therefore, a payment from one to the other is required, VICO shall at the same time notify the Parties of the following additional information:

       a. The actual quantities of Available Production Lifted by each Party during the Year (Y) plus its final Overlift or minus its final Underlift from the prior Year (Y-1) as shown pursuant to Section 9.2.d hereof in the notice which was issued with respect to Year (Y-1);

       b.   Each Party's Working Interest Share of Contractors'
            Share  of Available Production Lifted during the Year
            (Y);

       c. Overlift or Underlift position of each Party as at the end of Year (Y), as adjusted for each Party's Working Interest Share of Final Settlement converted to Barrels at the price per Barrel utilized in the 4th Quarter Report; and

       d. Final Overlift or Underlift position of each Party as at the end of Year (Y) after making adjustments in accordance with Section 9.3 hereof for payments due to or from Pertamina.

       Any Final Settlement payment received from Pertamina shall be distributed by VICO within a reasonable time after receipt thereof to those Parties who Lifted less than their Working Interest Share of Contractors' Share Oil and Cost Oil in the proportion that their respective Underlifts bear to the total of all Underlifts as calculated above. Any Final Settlement due to Pertamina by the Parties shall be borne by such Parties who Lifted more than their Working Interest Share of Contractors' Share Oil and Cost Oil in the proportion that their respective Overlifts bear to the total of all Overlifts as calculated above. Upon VICO's request, each Party shall advance to VICO its respective share of any payment due Pertamina pursuant to this Section 9.2.

9.3 If the Parties make a payment to Pertamina or Pertamina makes a payment to the Parties pursuant to this Article IX with respect to the Year (Y), the amount of Available Production Lifted by each Party during the Year (Y) and the Overlift or Underlift position of each Party at the end of the Year (Y) as notified under Section 9.2.c hereof shall be adjusted, provided that the corresponding unadjusted positions shall be considered valid for the purposes of applying the provisions of this Agreement until the Parties are notified of the adjusted positions. If the Parties make a payment to Pertamina, the amount of Available Production Lifted by each Party during the Year
       (Y) shall be reduced by the number of Barrels determined by dividing the amount (expressed in United States Dollars) a Party contributed to the payment to Pertamina by the price per Barrel utilized in the 4th Quarter Report, being the weighted average of each Crude Oil Price in effect during such Year. If Pertamina makes a payment to the Parties, the amount of Available Production Lifted by each Party during the Year (Y) shall be increased by the number of Barrels determined by dividing the amount (expressed in United States Dollars) a Party received by the price per Barrel utilized in the 4th Quarter Report.

9.4 Any Year-end imbalances among the Parties shall be carried forward to the following Year.

9.5 When the Final Settlement position between the Parties and Pertamina is determined, a settlement between Parties shall be made to ensure that the amount of Indonesian income taxes paid by each Party corresponds as nearly as possible to the tax liability on Crude Oil Lifted by such Party. The amount of Indonesian income taxes incurred on Crude Oil Lifted by a Party shall be computed as if such Party's Indonesian tax return were prepared taking into consideration such Party's Annual Crude Oil Gross Receipts but excluding therefrom such Party's Working Interest Share of cost recovery and investment credit. For purposes of the above computation, the Domestic Market Obligation adjustment shall be allocated to the Parties based on their respective Working Interest Shares.
       Each Party's income tax liability as determined above shall be compared to actual Indonesian income taxes paid on Crude Oil Lifted, including each Party's share of taxes paid on Domestic Market Obligation receipts. As soon as practicable after the end of a Year, VICO shall notify the Parties of the amount of taxes owed and paid by each Party with respect to such Year, and if during the course of such Year a Party has paid an amount in taxes which is below or in excess of its income tax liability, an appropriate adjustment shall be made with respect to such Party in the following month's tax cash call.

 9.6 Once production of Crude Oil ceases or the Contract Area is returned to Pertamina, or at such earlier time as shall be agreed by the Parties, the Parties shall, within sixty
       (60) days of such date, make an interim settlement pending Final Settlement with Pertamina. The interim settlement shall be based upon VICO's calculated Overlift and Underlift positions for the Parties adjusted for each Party's share of Pertamina's overlifted or underlifted position. Final settlement among the Parties will be made thirty (30) days after a Final Settlement has been reached with Pertamina. The settlement price among the Parties shall be the weighted average of each Crude Oil Price for Crude Oil produced from the Contract Area, excluding Domestic Market Obligation, which was Lifted by the Parties within the calendar Year prior to the date production of Crude Oil ceased, the date the Contract Area was returned to Pertamina or the settlement date agreed upon by the Parties, as the case may be.

ARTICLE X - TAX RULING AND INTERIM PROCEDURES

10.1 VICO, on behalf of the Parties, shall prepare and submit to the appropriate Indonesian government tax authority a request for a ruling to the effect that each Party may legally calculate Indonesian taxes due and file Indonesian tax returns based on the number of Barrels of Crude Oil actually Lifted by a Party during a particular Year. Such request shall be acceptable in form and content to all Parties.

10.2 Pending receipt of the tax ruling referred to in Section 10.1, the Interim Procedures which are attached hereto as Addendum "A" and made a part hereof shall apply and be effective during the periods described therein, notwithstanding any other provision of this Agreement to the contrary.

ARTICLE XI - CONFLICTS AND ORDER OF PRECEDENCE
11.1 The Operating Agreement notwithstanding, the provisions of this Agreement shall be controlling as among the Parties with regard to the matters referred to herein.

11.2 Should the provisions of this Agreement be inconsistent with the provisions of the Santan Operating Agreement, the Santan Operating Agreement shall be controlling.

ARTICLE XII - NOTICES

12.1 All notices related to this Agreement shall be in writing and delivered by certified mail, return receipt requested, or transmitted by telex or facsimile communication to the designated addresses listed below:

            LASMO SANGA SANGA LIMITED
            c/o Lasmo Trading Limited
            100, Liverpool Street
            London EC2M 2BB
            United Kingdom
            Attention:  David Barter
            Fax No.:  (011-44) 71-606-2893
            Telex No.:  8812970

            w/c.c.  LASMO SANGA SANGA LIMITED
            c/o The LASMO Companies in Indonesia
            10th Floor, Landmark Centre, Tower A
            Jalan Jenderal Sudirman No. 1
            P. O. Box 3415/Jkt.
            Jakarta 12910, Indonesia
            Attention:  Graeme A. Jamieson
            Fax No.:  (011-62) 21-571-1004
            Telex No.:  45218 LOMSL 1A

            OPICOIL HOUSTON, INC.
            2801 Post Oak Blvd., Suite 300
            Houston, Texas 77056
            Attention:  Charles C.J. Chu
            Fax No.:  713-297-8108

            UNION TEXAS EAST KALIMANTAN LIMITED
            c/o Union Texas Petroleum Corporation
            1330 Post Oak Boulevard
            P. O. Box 2120
            Houston, Texas 77252
            Attention:  Crude Oil Marketing Department
            Fax No.:  713-968-3606
            Telex No.:  203109

            UNIVERSE GAS & OIL COMPANY, INC.
            Akasaka Twin Tower, East Wing
            17-22, Akasaka 2-chome
            Minato-ku, Tokyo 107
            Japan
            Attention:  Hitoshi Yamatoya
            Fax No.:  Tokyo 03 (3585) 1486
            Telex No.:  UGOTOK J2422211

            w/c.c. Houston Liaison Office
            c/o Japex (U.S.) Corporation
            Geosource Plaza
            2700 Post Oak Blvd.
            Suite 1200
            Houston, Texas 77056
            Attention:  Masao Toyosaki
            Fax No.:  713-871-9619

            VIRGINIA INDONESIA COMPANY
            P. O. Box 1551
            Houston, Texas 77251-1551
            Attention:  Crude Oil Offtake Coordinator
            Fax No.:  713-754-6998
            Telex No.:  166100

            VIRGINIA INTERNATIONAL COMPANY
            c/o The LASMO Companies
            One Houston Center
            1221 McKinney, Suite 600
            Houston, Texas 77010-2015
            Attention:  Ian D. Brown
            Fax No.:  713-654-8527

            w/c.c. Virginia International Company
            c/o Union Texas Petroleum Corporation
            1330 Post Oak Boulevard
            P. O. Box 2120
            Houston, Texas 77252
            Attention:  Crude Oil Marketing Department
            Fax No.:  713-968-3606
            Telex No.:  203109


12.2 A Party may change its address or designated addressee(s) by written notice to the other Parties.

ARTICLE XIII - SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon each of the Parties hereto and their respective successors and assigns.

ARTICLE XIV - GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas. Any dispute relating to the interpretation of or performance under this Agreement shall be finally settled by arbitration in accordance with Section 9 of the Joint Venture Agreement, dated August 8, 1968, as amended, among the Parties (or their predecessors in interest).

ARTICLE XV - CAPTIONS

All captions, headings or titles appearing within the body of this Agreement are used solely for the purpose of identification and are not to be used in interpreting the rights, duties and obligations of the Parties.

ARTICLE XVI - ENTIRE AGREEMENT

This Agreement constitutes the entire agreement among the Parties and supersedes all previous negotiations, commitments and writings with respect to the subject matter hereof.

ARTICLE XVII - AMENDMENTS

This Agreement may not be changed or modified in any manner, except by an instrument executed by the Parties, in writing, and signed by each Party's duly authorized officer or representative.

ARTICLE XVIII - WAIVER

No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

       IN WITNESS WHEREOF, each of the Parties has caused this
Agreement to be executed by its duly authorized officer this 1st day of July, 1993.
VIRGINIA INDONESIA COMPANY          LASMO SANGA SANGA LIMITED



By _______/s/__________________     By _______/s/_______________



OPICOIL HOUSTON, INC.               UNION TEXAS EAST KALIMANTAN
                                    LIMITED



By ________/s/__________________    By _______ /s/_______________


UNIVERSE GAS & OIL COMPANY, INC.    VIRGINIA INTERNATIONAL
COMPANY



By ________/s/__________________    By __________/s/____________
                              ADDENDUM "A"

                            INTERIM PROCEDURES


Attached to and made a part of the Third Amended and Restated Implementation Procedures for Crude Oil Liftings effective July 1, 1993 among Virginia Indonesia Company, LASMO Sanga Sanga Limited, OPICOIL Houston, Inc., Union Texas East Kalimantan Limited, Universe Gas & Oil Company, Inc. and Virginia International Company.


    The Parties hereby agree that the following terms and provisions of this Addendum "A" shall apply and be effective during the periods hereafter specified:

    1. All defined terms used herein shall have the meanings attributed to them in the Third Amended and Restated
Implementation Procedures for Crude Oil Liftings to which this
Addendum "A" is attached.

    2.    Information otherwise to be provided pursuant to
Article IV covering an entire Year or periods of time within such Year shall, with respect to 1993, be provided for the period of July 1, 1993 through December 31, 1993 only.

    3. For purposes of Subsection 5.1(a), none of the Parties shall be in an Overlift or Underlift position as of July 1, 1993.

    4. These Interim Procedures shall be applicable for any Year (or, with respect to 1993, the period from July 1 through December 31) during which an acceptable tax ruling as described in Section 10.1 (the "Tax Ruling") is not received. In the event the Tax Ruling is obtained, these Interim Procedures shall become void and inapplicable effective as of the first day of the Year in which it is received (or July 1 in the event such ruling is received on or before December 31, 1993). For purposes of this Addendum "A", the period of time from July 1, 1993 through December 31, 1993 and any Year thereafter during which an acceptable Tax Ruling is not received shall be referred to as a "Settlement Period", with the first six month period being referred to as the "First Settlement Period" and the yearly periods following thereafter being referred to as "Subsequent Settlement Periods".

    5. The following settlement shall be effected among the Parties as of the last day of any Settlement Period:

    a. For the First Settlement Period, the Parties having an Overlift position as of the end of such time shall pay to each Party with an Underlift an amount determined by multiplying the number of Barrels comprising such Party's Underlift which accrued during the applicable period by an amount in United States dollars equalling the arithmetic average of the Crude Oil Price in effect for each Month of the First Settlement Period, adjusted as needed to reflect any penalties incurred pursuant to paragraph 6 below. This payment to each Party with an Underlift shall be made by each Party with an Overlift in the proportion that such Party's Overlift bears to the total Overlifts of all Parties as of the last day of the Settlement Period. The amounts to be paid hereunder shall be calculated by the Operator and all Parties shall be provided with such information by January 15th following the end of the Settlement Period. Actual payments required shall be made on or before January 31st following the end of such period.

    b. For any Subsequent Settlement Period for which these Interim Procedures are applicable, the procedure set forth below shall be followed:

          (i) a record shall be maintained by the Operator of each Party's Overlift or Underlift which accrued during each four-month period beginning on the first day of January, May and September of each Year;

          (ii) a monetary liability in U.S. dollars shall be calculated for each four-month period for each Party with an Overlift to each Party with an Underlift in the manner described in a. above (including any penalties incurred pursuant to paragraph 6 below), with the exception that the price attributed to each Underlifted Barrel shall be determined by computing the arithmetic average of the applicable Crude Oil Price in effect for each Month of the four-month periods in question;

          (iii)  as of the end of each Subsequent Settlement
          Period, the Operator shall determine the net liability of each Party to the other, if any, by totaling the monetary results of each four month period's calculation as set forth in b.(ii) above; and

          (iv) the Parties shall be notified of the results of the calculation described in b.(iii) above as of January 15th following the end of a Subsequent Settlement Period, and the required payments shall be made by the appropriate Parties on or before the following January 31st.

    c. Settlements made pursuant to 5.a and 5.b above shall increase or decrease the number of Barrels deemed Lifted and sold or purchased by each Party over the applicable Settlement Period to the extent of the number of Barrels comprising such Party's Underlift or Overlift as well as increase or decrease each Party's Annual Crude Oil Gross Receipts for such period. Such a settlement shall constitute a sale and purchase of Crude Oil among the Parties with Overlifts and Underlifts during the Settlement Period.

    6. Notwithstanding any language of paragraph 5 to the contrary, for any six-month or four-month period addressed therein during which a Party's Underlift is greater than fifteen percent (15%) of such Party's Working Interest Share of Contractors' Share of Available Production for such period, any settlement payment to be made by a Party having an Overlift position attributable to such period to a Party having an Underlift shall be calculated based on the following:

    a. With respect to the Barrels comprising the Party's Underlift up to and including fifteen percent (15%) of such Party's Working Interest Share of Contractors' Share of Available Production for such period, a price equal to the arithmetic average of the Crude Oil Price in effect for each Month during such period; and

    b. With respect to the Barrels comprising such Party's Underlift in excess of fifteen percent (15%) of its Working Interest Share of Contractors' Share of Available Production for such period, a price equal to ninety percent (90%) of the average Crude Oil Price calculated in 6.a above.

However, in the event a Party is excused for reasons of Force Majeure (as defined in the PSC) from Lifting a certain number of Barrels during such period, those Barrels shall not be considered when determining the size of a Party's Underlift for purposes of applying this penalty position. By way of example and not by limitation, the inability of a Party to schedule a Lifting after a good faith attempt to do so because of the operation of the terms of this Agreement or the Offtake Procedure shall be considered a Force Majeure event.

    7. For any Year during which an acceptable Tax Ruling is not received, the Indonesian tax liability of each Party shall be based on such Party's Annual Crude Oil Gross Receipts. Each Party's share of any Final Settlement with Pertamina owing to or received by the Parties shall be calculated based on its Working Interest Share. In addition, there shall be no Year-end imbalances among the Parties, and each Party shall begin each Subsequent Settlement Period in balance with neither an Overlift nor Underlift position.

                               July 1, 1993

Mr. Ian D. Brown                   Mr. Chris J. Biggs
LASMO Sanga Sanga Limited               Union Texas East Kalimantan
Ltd.
Virginia International Company     c/o Union Texas Petroleum
Corp.
One Houston Center                 1330 Post Oak Blvd.
1221 McKinney, Suite 600           P. O. Box 2120
Houston, Texas  77010              Houston, Texas  77252

Mr. Charles C. J. Chu              Mr. H. Yamatoya
OPICOIL Houston, Inc.              Universe Gas & Oil Company,
Inc.
2801 Post Oak Blvd., Suite 300     Akasaka Twin Tower, East Wing
Houston, Texas  77056              17-22, Akasaka 2-chome
                                   Minato-ku, Tokyo 107
                                   Japan

                 Re:  Establishment of Lifting Groups;
                      Side Letter to Third Amended and
                      Restated Implementation Procedures
                      for Crude Oil Liftings

Gentlemen:

     For purposes hereof, please refer to the Third Amended and Restated Implementation Procedures for Crude Oil Liftings (the "Agreement") dated effective July 1, 1993, by and among the undersigned. All references to article and section numbers herein are to the corresponding provisions in the Agreement, and all the terms used herein shall have the meanings attributed to them in the Agreement.

     The Parties hereby agree that, for the period herein stated, the right and obligation to Lift the Working Interest Share of Contractors' Share of Available Production attributable to Virginia International Company ("Virginia International") and Virginia Indonesia Company ("VICO") under the terms and provisions of the Agreement shall be allocated and transferred in equal portions to LASMO Sanga Sanga Limited ("LASMO") and Union Texas East Kalimantan Limited ("UTP"). These two combinations of interests shall be referred to respectively as the "LASMO Lifting Group" and "UTP Lifting Group".

     The interests of those Parties comprising each of the LASMO Lifting Group and UTP Lifting Group shall be combined, and each group shall be considered as a Party under the Agreement, for purposes of determining or allocating, as the case may be, Working Interest Share, Party's Availability, Overlifts, Underlifts, annual and monthly nominations and entitlements, Emergency Lifting Quantity, Final Settlement and Domestic Market Obligation, subject to the further provisions hereof. Notwithstanding the foregoing, each of the Parties shall continue to prepare its individual tax returns based on its specific interest and shall be entitled to receive all notices as specified in Article XII.

     As among the members of the two lifting groups created hereby, the nominations and Liftings of such groups shall be allocated based on a Party's prorata share of the combined interests of the lifting group participants. These percentages are as follows:

           LASMO or UTP. . . . . . . . . . . 69.42148%

           Virginia International. . . . . . 20.66116%

           VICO. . . . . . . . . . . . . . .  9.91736%

     The agreement set forth herein shall remain in effect for so long as (i) each of LASMO plc and Union Texas Petroleum Holdings, Inc., directly or indirectly through their respective subsidiaries, continues to own fifty percent (50%) of the Unimar Company, which in turn indirectly owns Virginia International and VICO or (ii) the Agreement is terminated, whichever first occurs.

     If the foregoing fully and accurately sets forth our agreement, please indicate your acceptance of this letter in the appropriate space below.

                                   Sincerely,

                                   VIRGINIA INDONESIA COMPANY



                                   By:              /s/

                                        Richard P. Bergsieker
                                        Vice President, Technical
                                        and Commercial Planning





RPB/sfw

File 246-2

ACCEPTED and AGREED to
this ________ day of _______________, 1993

LASMO SANGA SANGA LIMITED

By:_______/s/_____________________________



ACCEPTED and AGREED to
this ________ day of _______________, 1993

OPICOIL HOUSTON, INC.

By:_______/s/_____________________________



ACCEPTED and AGREED to
this ________ day of _______________, 1993

UNION TEXAS EAST KALIMANTAN LIMITED

By:_______/s/_____________________________



ACCEPTED and AGREED to
this ________ day of _______________, 1993

UNIVERSE GAS & OIL COMPANY, INC.

By:_______/s/_____________________________









ACCEPTED and AGREED to
this ________ day of _______________, 1993

VIRGINIA INTERNATIONAL COMPANY

By:_______/s/_____________________________



ACCEPTED and AGREED to
this ________ day of _______________, 1993

VIRGINIA INDONESIA COMPANY

By:_______/s/_____________________________